 Exhibit 99.1

Nevada Gold & Casinos Completes Acquisition of

Club Fortune Casino

LAS VEGAS, NV – December 1, 2015 -- Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) announced today that it completed the previously announced purchase of Club Fortune Casino in Henderson, NV for total consideration of $14.1 million cash and 1.2 million common shares, plus a working capital adjustment. The transaction was financed with an amended and restated reducing revolving credit agreement with Mutual of Omaha Bank.

“The addition of Club Fortune to our portfolio is consistent with our strategy to enhance shareholder value by pursuing strategically attractive acquisitions,” said Michael P. Shaunnessy, President and CEO. “We are very excited to welcome the Club Fortune employees to the Nevada Gold & Casinos family and to establish an operating presence in the Nevada market. The transaction is immediately accretive to our free cash flow and strengthens and diversifies our portfolio.”

“As one of the largest shareholders of Nevada Gold & Casinos, I look forward to the successful integration of Club Fortune as well as the continued growth and success of the combined Company,” said Carl Guidici.

With the continued strength of the Company’s current operations, and the addition of Club Fortune, the pro forma leverage ratio is under 3 times EBITDA. The initial borrowing rate on the credit facility is LIBOR plus a margin of 4.0%, and on the first adjustment date of April 1, 2016, we expect a further reduction in the margin.

Club Fortune Casino includes a 35,000 square foot building and 8 acres of land. The casino features approximately 25,000 square feet and includes 541 slot machines, 7 table games, a poker room, and a sports book. The facility also has a restaurant, two bars, an entertainment lounge, snack bar and gift shop.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (NYSE MKT:UWN) of Las Vegas, Nevada is a developer, owner and operator of 9 gaming operations in Washington (wagoldcasinos.com), a locals casino in Henderson, Nevada (clubfortunecasino.com) and a slot route operation in Deadwood, South Dakota (dakotaplayersclub.com). For more information, visit www.nevadagold.com.

Contacts:

Nevada Gold & Casinos, Inc.

Michael P. Shaunnessy / James Meier

(702) 685-1000

Stonegate Capital Partners

Casey Stegman

(214) 987-4121

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